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                                                              EXHIBIT (h)(12)(b)

                                AMENDMENT TO THE
                          FUND PARTICIPATION AGREEMENT

        This Amendment, dated as of _____, between AIG Life
Insurance Company, a life insurance company organized under the laws of the State of Delaware (the "Company"), Neuberger Berman Advisers Management Trust, A Delaware business trust ("Trust"), and Neuberger Berman Management Inc., a New York corporation ("NBMI"), is made to the Fund Participation Agreement, dated as of February 5, 1996, as amended, among Company, Trust, Advisers Managers Trust ("Managers Trust') and NBMI (the "Agreement"). Terms defined in the Agreement are used herein as therein defined.

        WHEREAS, effective May 1, 2000, Trust and Managers Trust completed a transaction to eleiminate its master-feeder structure, in which Trust received the portfolio securities held by Managers Trust in redemption of the interests of Managers Trust held by the Trust (this transaction is referred to as the "In-Kind Redemption"); and

        WHEREAS, prior to the In-Kind Redemption, the Trust, through the Portfolios, invested all of its net investable assets in corresponding series of Managers Trust in a "master-feeder" structure; and

        WHEREAS, upon completion of the In-Kind Redemption, the Trust held and invested directly in its own portfolio of securities and Managers Trust ceased investment operations and was dissolved; and

        WHEREAS, the parties wish to amend the Agreement to reflect the In-Kind Redemption and the elimination of the master-feeder structure; and

        WHEREAS, the parties desire to amend Schedules A and B to the Agreement to add new Portfolios and Separate Accounts.

        NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.      Company hereby consents to the In-Kind Redemption.

2. Effective on May 1, 2000, the Trust assumed all of the rights, obligations, and liabilities of Managers Trust under the Agreement.

3. Schedules A and B of the Agreement are hereby deleted and replaced with new Schedules A and B attached hereto.

4. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

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5.      This Amendment, may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

NEUBERGER BERMAN                    NEUBERGER BERMAN
ADVISERS MANAGEMENT TRUST           MANAGEMENT INC.


By:                                      By:
    -------------------------------          -------------------------------
Name:                                    Name:
Title:                                   Title:


AIG LIFE INSURANCE COMPANY


By:
    -------------------------------
Name:
Title:

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                                   SCHEDULE A

Neuberger Berman Advisors Management Trusts Portfolios
------------------------------------------------------
AMT Partners
AMT Limited Maturity Bond

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                                   SCHEDULE B

Separate Accounts
-----------------
Separate Account I
Separate Account II
Separate Account IV
Separate Account Five (5)